                                                                       EXHIBIT 2

                              AMENDED AND RESTATED
                        SEVERANCE COMPENSATION AGREEMENT


THIS AGREEMENT, dated as of November 14, 1994, is between THE UNITED STATES SHOE CORPORATION, an Ohio corporation (the "Company"), and __________________ (the "Executive") and amends and restates the Severance Compensation Agreement between the Company and the Executive dated ____________________.

         The Company's board of directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to his assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change in Control of the Company. This Agreement sets forth the severance compensation and other payments that the Company will pay the Executive in the event of the termination of the Executive's employment within two years after a Change in Control of the Company.

         1. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earlier of (i) June 30 of any year after 1995, provided that either party has given at least 60 days prior written notice to the other party of its or his intention to terminate this Agreement under this clause (i), and provided further that if a Change in Control of the Company has occurred, the Company may not terminate this Agreement under this clause (i) until two years after the occurrence of such Change in Control; or (ii) the termination of the Executive's employment with the Company by reason of the Executive's death, Disability (as defined in Section 3(a)) or Retirement (as defined in Section 3(b)), or by the Company for Cause (as defined in Section 3(c)), or by the Executive other than for Good Reason (as defined in Section 3(d)).

         2.      Change in Control.

         For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

                 (a) there shall be consummated any consolidation or merger of the Company and, as a result of such consolidation or merger (i) less than 50% of the outstanding common shares and 50% of the voting shares of the surviving or resulting corporation are owned, immediately after such consolidation or merger, by the owners of the Company's common shares immediately prior to such consolidation or merger, or (ii) any person (as such term is used in Section 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the surviving or resulting corporation's outstanding common shares; or

                 (b) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

                 (c)      There shall be consummated:

                          (i)     any sale, lease, exchange or other transfer
(other than a transfer to a Subsidiary of the Company) of all, or substantially all, of the assets of one or more of the Company's Women's Apparel Retailing Group, the Footwear Group or the Optical Retailing Group (collectively the "Company Groups") unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Executive is, and prior thereto had been, assigned to one of such Company Groups (as used in this Section 2(c) the term "Subsidiary of the Company" means any corporation at least 51% of the outstanding common shares and 51% of the voting shares of which are owned by the Company, and all references to a "distribution" of any of such shares by the Company to its shareholders includes distributions that are pro rata or in exchange for shares of the Company); or

                          (ii)    any consolidation or merger of a Subsidiary
of the Company owning all, or substantially all, of the assets of one or more of the Company Groups, or any sale, exchange or other transfer of the shares of any such Subsidiary (other than a distribution of such shares by the Company to its shareholders) if, as a result thereof, such Subsidiary ceases to be a Subsidiary of the Company, unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Executive is, and prior thereto had been, assigned to one of such Company Groups; or

                          (iii)   any distribution by the Company to its
shareholders of some or all of the shares of a Subsidiary of the Company owning all, or substantially all, of the assets of one of the Company Groups if, as a result of such distribution, such Subsidiary ceases to be a Subsidiary of the Company, unless immediately thereafter all, or substantially all, of the assets of two of the Company Groups are owned by the Company and/or a Subsidiary of the Company and the Executive is, and prior thereto had been, assigned to one of such Company Groups; or

                          (iv)    Any distribution by the Company to its
shareholders of some or all of the shares of a Subsidiary of the Company owning all, or substantially all, of the assets of two of the Company Groups if, as a result of such distribution, such Subsidiary ceases to be a Subsidiary of the Company, unless immediately thereafter the Executive is, and prior thereto had been, assigned to one of such Company Groups; or

                 (d) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of Company; or

                 (e) any person (as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of the Company's outstanding common shares; or

                 (f) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                 (g)      the Company fails to obtain the agreement required by
Section 6(a).

         3.      Termination of Employment; Definitions.

                 (a) Disability. The Company may terminate the Executive's employment for Disability if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six months, and within 30 days after written Notice of Termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties.

                 (b) Retirement. The Executive may terminate his employment for Retirement if he reaches age 65 or such other age as shall have been fixed in any arrangement established with the Executive's consent.

                 (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement only, the Company shall have Cause to terminate the Executive's employment hereunder only on the basis of fraud, misappropriation or embezzlement on the part of the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Company's board of directors at a meeting of the board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the board) finding that in the good faith opinion of the board the Executive was guilty of conduct set forth in the second sentence of this Section 3(c) and specifying the particulars thereof in detail.

                 (d) Good Reason. The Executive, after a Change in Control, may terminate his employment for Good Reason. For purposes of this Agreement, Good Reason shall mean any of the following unless expressly consented to in writing by the Executive or unless preceded by the termination of the Executive's employment by reason of the Executive's death, Disability or Retirement, or by the Company for Cause, or by the Executive other than for Good Reason:

                          (i)     the assignment to the Executive by the
Company of duties inconsistent with the Executive's position, duties, responsibilities and status with the Company immediately prior to a Change in Control of the Company, or a change in the Executive's titles or offices as in effect immediately prior to a Change in Control of the Company, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions;
                          (ii)    a reduction by the Company in the Executive's
base salary as in effect immediately prior to the Change in Control of the Company;

                          (iii)   any failure by the Company to continue in
effect any benefit plan or arrangement (including, without limitation, the Company's retirement plan, group life insurance plan, and medical, dental, accident and disability plans) in which the Executive is participating at the time of a Change in Control of the Company (or any other plans providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company;

                          (iv)    any failure by the Company to continue the
Executive's eligibility to participate in annual and other executive bonus arrangements in which the Executive is participating at the time of a Change in Control of the Company (or any plans or arrangements providing him with substantially similar benefits) or the taking of any action by the Company which would significantly reduce the Executive's opportunity to earn incentive compensation which is related to performance results as compared to performance expectations periodically determined by the Company;

                          (v)     a relocation of the Company's principal
executive offices to a location that is more than 30 miles from the location of the Company's present executive offices in Cincinnati, Ohio, or the Executive's relocation to any place that is more than 30 miles from the location at which the Executive performed the Executive's duties prior to a Change in Control of the Company, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control of the Company;

                          (vi)    any failure by the Company to provide the
Executive with the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

                          (vii)   any material breach by the Company of any
provisions of this Agreement;

                          (viii)  any failure by the Company to obtain the
assumption of this Agreement by any successor to or assignee of the Company; or

                          (ix)    any purported termination of the Executive's
employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(e), and for purposes of this Agreement, no such purported termination shall be effective.

                 (e) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination. For purposes of this Agreement, a Notice of Termination shall mean a written notice indicating those specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                 (f) Date of Termination. "Date of Termination" shall mean:

                          (i)     if this Agreement is terminated by the
Company for Disability 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period), or

                          (ii)    if the Executive's employment is terminated
by the Company for any other reason or if the Executive terminates his employment, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date the dispute is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

         4.      Compensation Under This Agreement.

                 (a) If within two years after a Change in Control of the Company a Notice of Termination is given either by the Company to the Executive or by the Executive to the Company, and if such termination is not by reason of the Executive's death, Disability or Retirement, or by the Company for Cause, or by the Executive other than for Good Reason, the Company shall make the following payments to the Executive:

                          (i)     the full base salary to which the Executive
is entitled through the Date of Termination;

                          (ii)    credit for unused vacation;

                          (iii)   an amount equal to the Executive's Annual
Bonus Target under the Company's Annual Incentive Cash Bonus Plan for the fiscal year in which the Notice of Termination is given, multiplied by the percentage determined by dividing the number of days in the Company's fiscal year that have elapsed prior to the date on which the Notice of Termination is given by the total number of days in such fiscal year (as used in this clause
(iii) the Executive's "Annual Bonus Target" means the dollar amount established by the Company, for its fiscal year in which the Notice of Termination is given (or if no such amount has been established by the Company for such fiscal year at the time such Notice of Termination is given, the dollar amount established by the Company for its preceding fiscal year) under its Annual Incentive Cash Bonus Plan as the bonus for an employee at the same grade level as the Executive, based on applying to such amount a payment multiple of 100%;

                          (iv)    an amount equal to the Executive's TRS Bonus
Target under the Company's Total Return to Shareholder Plan (the "TRS Plan") multiplied by the percentage determined by dividing the number of days in the Company's fiscal year that have elapsed prior to the date on which the Notice of Termination is given by the total number of days in such fiscal year (as used in this clause (iv) the Executive's "TRS Bonus Target" means a dollar amount equal to the amount of the bonus (determined without regard to the pro rata transitional reduction required under the TRS Plan for the Company's 1994 and 1995 fiscal years) that the Executive would have been eligible to receive under the TRS Plan (as in effect at the time the Notice of Termination is given) for the Company's fiscal year in which the Notice of Termination is given if the Executive's employment had not terminated and a payout multiple of 100% had been applied to the Executive's targeted bonus, which amount shall be immediately vested when received by the Executive without regard to any restrictions set forth in the TRS Plan);

                          (v)     an amount equal to three times the sum of the
Executive's annualized base salary and Annual Bonus Target (as defined in clause (iii) above) for the year in which the Notice of Termination is given; provided, however, that the amounts to be paid to the Executive under this clause (v) shall be reduced by the amounts payable to the Executive under clauses (ii), (iii) and (iv) of this Section 4(a).

                 (b) If it is finally determined under the procedures set forth in Section 4(c) that the amount of "excess parachute payments," if any, does not exceed the Executive's "base amount" (as such terms are defined in Section 280G of the Internal Revenue Code of 1986 [the "Code"]) by more than 3 times, the aggregate amount of the payments required to be made by the Company under clauses (v), (iv), (iii) and (ii) of Section 4(a) that constitute excess parachute payments shall be reduced, in that order, to $100 less than the largest amount that will result in no portion of such payment being subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"). The purpose of any reduction under this Section 4(b) is to prevent the amount of any excess parachute payments received by the Executive from being subject to the Excise Tax where the imposition of such tax would cause the Net After Tax Amount to be received by the Executive to be less than the Net After Tax Amount in the absence of such reduction. For the purpose of this Section 4(b) "Net After Tax Amount" means the amount received by the Executive after payment of the Excise Tax (at the rate of 20%), if applicable, and applicable federal and state income taxes (which are assumed for the purposes of this paragraph to be at a combined rate of 40%). No reduction shall be made under this Section 4(b) unless it would have the effect of increasing the Net After Tax Amount to be received by the Executive.

                 (c) The Company shall notify the Executive in writing within 10 days after a Notice of Termination is given either by the Company or the Executive, of the amount of the payments to be made by the Company under this Agreement, together with any other payments made or to be made by the Company to the Executive, that constitute "parachute payments" (as such terms are defined in Section 280G of the Code) and excess parachute payments and of the amount of the reduction, if any, required by Section 4(b). Within 20 days after the Notice of Termination is given, the Executive shall notify the Company in writing whether he agrees with the Company's calculation of the amount of parachute payments and excess parachute payments, and with the amount of any reduction. If the Executive does not agree with the Company's calculations, the Executive shall inform the Company of the amounts that he believes to be the correct amounts. If the Company and the Executive cannot agree within 30 days after the Notice of Termination is given on the amount of the parachute payments and excess parachute payments, and on the amount of any reduction, the calculation of such amounts (and any reduction) shall be made by independent tax counsel selected by the Company's independent auditors. Such determination shall be completed within 15 days after it is submitted to such independent tax counsel and shall be conclusive and binding on the parties.

                 (d) The amounts required to be paid under Section 4(a), less the amount of any reduction determined by the Company under Sections 4(b) and 4(c), shall be paid by the Company to the Executive in cash in a lump sum on the 10th day after the Date of Termination. If it is later determined, under the procedure set forth in Section 4(c), that the amount of any reduction is less than that initially determined by the Company, the Company shall pay the difference to the Executive in cash within five days after the amount of any reduction is finally determined. If it is later determined, under the procedures set forth in Section 4(c), that the amount of any reduction is more than that initially determined by the Company, the Executive shall repay the difference to the Company in cash within five days after the amount of any reduction is finally determined.

                 (e) Any payments required under this Section 4 shall be paid net of applicable federal, state and local tax withholding.

                 (f) If the Company is required to make payments to the Executive under Section 4(a), the Company, until the earlier of (i) two years after the Date of Termination or (ii) commencement of full-time employment by the Executive with a new employer, shall maintain in full force and effect, for the continued benefit of the Executive, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that continued participation by the Executive is possible under the general terms and provisions of such plans and programs. In the event that participation in any such plan or program is barred, the Company shall arrange to provide to the Executive benefits substantially similar to those which the Executive is entitled to receive under such plans and programs.

                 (g)      Except for the payment referred to in clause (i) of
Section 4(a) none of the payments to the Executive under this Section 4 shall be counted for the purpose of computing the Executive's benefits under any pension, profit sharing, deferred compensation or other employee benefit plan maintained by the Company.

         5. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under the Company's Economic Bridge Policy or any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement; provided, however, that any payment hereunder shall be in lieu of, and not in addition to, any payment to which the Executive otherwise would be entitled under the Company's Economic Bridge Policy in the event of a Change in Control as defined in such policy.

         6.      Successor to the Company.

                 (a) The Company will require any successor to or assignee (other than a Subsidiary of the Company as defined in Section 2(c)(i)), whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company or of any Company Group, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. The Company will require any Subsidiary of the Company to which the Company has transferred all, or substantially all, of the assets of one or more of the Company Groups to which the Executive is assigned, prior to any distribution (as such term is defined in Section 2(c)(i)) by the Company to its shareholders of the shares of such Subsidiary that would cause it to no longer be a Subsidiary of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such distribution had not taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession, assignment or distribution of shares shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive's employment for Good Reason.

                 (b) As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to or assignee of its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in Sections 3, 4, 11 and 12 hereof shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to
Section 4 hereof.

                 (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         7. Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

                      If to the Company:

                      The United States Shoe Corporation
                      One Eastwood Drive
                      Cincinnati, Ohio 45227
                      Attn:  President and Chief Executive Officer

                                  If to the Executive:

                                  ---------------------------
                                  ---------------------------
                                  ---------------------------

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representatives, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         9. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         11. Legal Fees and Expenses. The Company shall pay all legal fees and expenses which the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

         12. Confidentiality. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                THE UNITED STATES SHOE CORPORATION
ATTEST:

                                                By
- --------------------------------------             -----------------------------------------
James J. Crowe                                     K. Brent Somers, Executive Vice President
Secretary                                          and Chief Financial Officer

                                                EXECUTIVE


                                                --------------------------------------------